EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
February 6, 2025

Centrus Reports Fourth Quarter and Full Year 2024 Results

•2024 full year revenue of $442.0 million and gross profit of $111.5 million, compared to prior year revenue of $320.2 million and gross profit of $112.1 million
•2024 full year net income of $73.2 million, compared to prior year net income of $84.4 million
•Strengthened balance sheet by closing $402.5 million of convertible senior notes resulting in unrestricted cash balance of $671.4 million as of December 31, 2024
•Announced approximately $60.0 million investment in centrifuge manufacturing activities and capacity at Oak Ridge, Tennessee, in order to de-risk the supply chain and accelerate deployment
•Selected as one of the U.S. Department of Energy (“DOE”) contract awardees for low-enriched uranium (“LEU”) as well as high-assay low-enriched uranium (“HALEU”) production and HALEU Deconversion

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) (“Centrus” or the “Company”) today reported 2024 results. The Company reported net income of $73.2 million for the year ended December 31, 2024, which is $4.49 (basic) and $4.47 (diluted) per common share.

“This was another strong quarter and year for Centrus as we expanded our backlog, demonstrated the success of our technology by continuing first-of-a-kind HALEU production, and restarted centrifuge manufacturing activities,” said Centrus President and CEO Amir Vexler. “At the same time, we secured new government contracts, made contingent sales of approximately $2.0 billion in contracts and commitments, and obtained private financing that will help underpin a potential expansion of our enrichment plant in Ohio. As the only U.S.-owned, U.S.-technology enrichment company, we are well-positioned to compete for more than $3.4 billion in federal funding that has been approved by Congress and uniquely positioned to deliver a made-in-America solution that supports American jobs.”

“This progress comes amid rising momentum for the entire nuclear industry, from the void that will need to be filled starting in 2028 stemming from Congress’ enriched uranium ban to mothballed reactors coming back online, as well as from technology companies looking to power tomorrow’s data centers and AI technologies. We look forward to meeting these vital needs in the years to come.”

Full Year Financial Results

Centrus generated total revenue of $442.0 million and $320.2 million for the year ended December 31, 2024 and 2023, respectively.

Revenue from the LEU segment was $349.9 million and $269.0 million for the year ended December 31, 2024 and 2023, respectively, an increase of $80.9 million (or 30%). Uranium revenue increased $42.3 million (or 70%) as a result of a 50% increase in the average price of uranium sold and a 13% increase in the volume of uranium sold. SWU revenue increased $38.6 million (or 19%) as a result of a 24% increase in the average price of SWU sold, partially offset by a 4% decrease in the volume of SWU sold.

Revenue from the Technical Solutions segment was $92.1 million and $51.2 million for the year ended December 31, 2024 and 2023, respectively, an increase of $40.9 million (or 80%). Revenue generated by the HALEU Operation Contract increased by $41.3 million primarily due to the transition from Phase 1 to Phase 2, in late 2023, which shifted the arrangement from a cost-share to a cost-plus-incentive-fee.

Cost of sales for the LEU segment was $256.0 million and $163.9 million for the year ended December 31, 2024 and 2023, respectively, an increase of $92.1 million (or 56%). SWU costs increased as a result of a 67% increase in the average unit cost of SWU sold, partially offset by a 4% decrease in the volume of SWU sold. Of the $256.0 million cost of sales, 25% is attributable to the release of costs related to previously deferred sales. Excluding the impact of current year deferred sales deliveries, the average unit cost of SWU sold would have only increased 27%. Uranium costs increased as a result of a 33% increase in the average unit cost of uranium sold and a 13% increase in the volume of uranium sold.

Cost of sales for the Technical Solutions segment was $74.5 million and $44.2 million for the year ended December 31, 2024 and 2023, respectively, an increase of $30.3 million (or 69%). Costs incurred for the HALEU Operation Contract increased by $29.1 million due to the transition from Phase 1 (cost-share) to Phase 2 (cost-plus-incentive-fee) in late 2023.

The Company recognized a gross profit of $111.5 million and $112.1 million for the year ended December 31, 2024 and 2023, respectively, a decrease of $0.6 million (or 1%).

Gross profit for the LEU segment was $93.9 million and $105.1 million for the year ended December 31, 2024 and 2023, respectively, a decrease of $11.2 million (or 11%). The decrease was due primarily to the decrease in margin on SWU sales resulting from the specific contract and pricing mix of SWU contracts. This was reflected by a decrease in the average profit margin per SWU and a decrease in the volume of SWU sold. A single customer with a loss contract was responsible for 87% of the decrease in SWU gross margin. Without this customer, our gross profit for the LEU segment would have increased $9.8 million year over year.

Gross profit for the Technical Solutions segment was $17.6 million and $7.0 million for the year ended December 31, 2024 and 2023, respectively, an increase of $10.6 million (or 151%). The increase was primarily attributable to the HALEU Operation Contract and the transition from Phase 1 (cost-share) to Phase 2 (cost-plus-incentive-fee) in late 2023.

Domestic Enrichment Update

Centrus is continuing to produce HALEU at its American Centrifuge Operating (“ACO”) Plant in Piketon, Ohio, under the HALEU Operation Contract with the DOE. The DOE is contractually required to provide storage cylinders necessary to collect the HALEU uranium hexafluoride (“UF6”) product from Centrus’ centrifuge plant. Using the storage cylinders currently made available by the DOE, Centrus has now delivered approximately 545 kilograms of HALEU UF6 to DOE. On November 5, 2024, the HALEU Operation Contract was modified to extend the Phase 2 period of performance to June 30, 2025. Centrus began to receive deliveries of additional storage cylinders in October 2024 and expects to have adequate cylinders to achieve delivery of 900 kilograms of HALEU UF6 in Phase 2. DOE has increased the Phase 2 contract value and related funding to $129.0 million.

On October 4, 2024, DOE selected ACO and five other awardees under the November 28, 2023 solicitation aimed at HALEU deconversion, a subsequent step in the HALEU production process. The HALEU Deconversion Contract has a minimum value of $2.0 million and a maximum aggregate value of $0.8 billion for all awardees. On October 16, 2024, DOE selected ACO and three other awardees under the January 9, 2024 competitive solicitation aimed at expanding domestic commercial production of HALEU, which is needed to fuel many of the next-generation nuclear reactor designs currently under development. The HALEU Production Contract has a minimum value of $2.0 million and a maximum aggregate value of $2.7 billion for all awardees. On December 10, 2024, DOE selected ACO and five other awardees under the June 27, 2024 solicitation aimed at expanding domestic commercial production of LEU. The LEU Production Contract has a minimum contract value of $2.0 million and a maximum value of $3.4 billion over a ten-year period for all awardees. The ultimate dollar amount under each contract and the potential scale of the expansion supported will depend upon the scope of task orders that DOE may subsequently issue under the contracts for which we will compete.

The two HALEU contracts and one LEU contract are backed in aggregate by more than $3.4 billion in appropriations that have been provided by Congress including $700 million appropriated through the Inflation Reduction Act of 2022 (“IRA”). Per Executive Order 14154, issued on January 20, 2025, all U.S. government executive agencies are directed to pause the distribution of all funding appropriated under the IRA for further review. The timing and outcome of such review is uncertain.

2.25% Convertible Senior Notes

On November 7, 2024, Centrus issued $402.5 million of 2.25% convertible senior notes due November 2030. The net proceeds were approximately $388.7 million. The Company intends to use the net proceeds from the offering for general working capital and corporate purposes, which may include investment in technology development or deployment, repayment or repurchase of outstanding debt, capital expenditures, potential acquisitions and other business opportunities and purposes.

The Prohibiting Russian Uranium Imports Act & Russian Decree

The Prohibiting Russian Uranium Imports Act enacted in May 2024 imposed a ban on imports of LEU from Russia into the U.S. beginning August 11, 2024, subject to issuance of waivers by the DOE. On July 18, 2024, the DOE issued the Company a waiver allowing it to import LEU from Russia for deliveries already committed by the Company to its U.S. customers in 2024 and 2025. For the years 2026 and 2027, the DOE deferred its decision to an unspecified date closer in time to the deliveries. On October 31, 2024, the DOE issued the Company a waiver allowing it to import LEU from Russia for the importation of such material to our foreign customers scheduled in 2025. In December 2024, the Company filed a third waiver request for importation of LEU from Russia in 2026 and 2027 to meet the expected requirements of the U.S. nuclear industry. It is uncertain whether any further waivers will be granted to the Company and, if granted, whether any waiver would be granted in a timely manner or will be sufficient in scope to support the Company’s intended operations.

Meanwhile, in November 2024, the government of the Russian Federation passed Russian Federal Decree No. 1544, effective through December 31, 2025, that rescinded TENEX’s general license to export LEU to the United States or to entities registered in the United States. Accordingly, TENEX is required to obtain a specific export license from the Russian authorities in order for it to make each shipment to Centrus through 2025. Centrus has been informed that TENEX has received three specific licenses, to date, which allow TENEX to export LEU to us. Centrus will use the majority of this LEU to satisfy pending orders to a single customer on a delayed basis in reliance on its contractual rights. TENEX has informed Centrus of its plan to seek additional export licenses to meet its delivery obligations under the TENEX Supply Contract for our other pending and future orders. However, there is no certainty whether additional licenses will be issued by the Russian authorities and if issued, whether they will be issued in a timely manner or rescinded prior to the shipment taking place.

Pensions

The Company continued to de-lever its financials through strategic initiatives associated with its defined benefit pension plans. During 2024, the Company entered into several agreements to transfer pension plan obligations for its qualified defined benefit plans. These transactions culminated the transfer of more than 1,400 participants and the recognition of a $16.8 million in actuarial gains.
In 2024, these initiatives were primarily responsible for the reduction of $277.5 million and 1,400 participants, for the defined benefit plans’ pension obligations. These initiatives have de-risked the Company’s balance sheet by reducing its current and future liabilities. As of December 31, 2024, the Company has $26.2 million and approximately 300 participants remaining in these defined benefit plans’ pension plan obligations and is currently at a funding level of approximately 118%.

Investment Tax Credit

On October 18, 2024, the Company submitted an application for a clean energy manufacturing and recycling project associated with re-equipping our manufacturing property at our manufacturing facility in Oak Ridge. This will recreate a viable enrichment supply chain and allow ACO to manufacture centrifuge parts to be used in centrifuge machines to enrich uranium. Our application requested an allocation of $62.4 million based on a qualified investment in eligible property of $208.0 million made by Centrus. On January 10, 2025, the Company was informed that the IRS has granted our request for $62.4 million credit allocation for this facility. Centrus now has two years to provide evidence that the requirements of the credit have been met, thus certifying our credit allocation. Upon certification of our credit allocation, we then have two years from that date to notify the DOE that the qualified investment in eligible property is placed in service to receive the credit allocation.

Backlog

The Company’s backlog is $3.7 billion as of December 31, 2024 and extends to 2040. Our LEU segment backlog as of December 31, 2024 is approximately $2.8 billion and includes future SWU and uranium deliveries primarily under medium and long-term contracts with fixed commitments and approximately $2.0 billion in contingent LEU sales contracts and commitments, with $0.8 billion of the total under definitive agreements and $1.2 billion of the total subject to entering into definitive agreements, in support of potential construction of LEU production capacity at the Piketon, Ohio facility. On February 4, 2025, we signed an agreement with Korea Hydro & Nuclear Power (“KHNP”) definitizing $0.8 billion of the $1.2 billion of contingent commitments, that were subject to contract definitization, as of December 31, 2024. The contingent LEU sales contracts and commitments also depend on our ability to secure substantial public and private investment. Our Technical Solutions segment backlog is approximately $0.9 billion as of December 31, 2024, and includes both funded amounts (services for which funding has been both authorized and appropriated by the customer), unfunded amounts (services for which funding has not been appropriated), and unexercised options.

About Centrus Energy Corp.

Centrus Energy is a trusted supplier of nuclear fuel components and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is pioneering production of High-Assay, Low-Enriched Uranium and is leading the effort to restore America’s uranium enrichment capabilities at scale to meet America’s clean energy, energy security, and national security needs. Find out more at centrusenergy.com.

###

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control.

For Centrus Energy Corp., particular risks and uncertainties (hereinafter “risks”) that could cause our actual future results to differ materially from those expressed in our forward-looking statements and which are, and may be, exacerbated by any worsening of the global business and economic environment include but are not limited to the following: risks related to geopolitical conflicts and the imposition of sanctions or other measures, including bans or tariffs, by (i) the U.S. or foreign governments and institutions such as the European Union, (ii) organizations (including the United Nations or other international organizations), or (iii) entities (including private entities or persons), that could directly or indirectly impact our ability to obtain, deliver, transport or sell low enriched uranium (“LEU”) or the Separative Work Units (“SWU”) and natural uranium hexafluoride components of LEU delivered to us under the existing supply contract with the Russian government-owned entity, TENEX, Joint-Stock Company (“TENEX”) (“TENEX Supply Contract”) or other supply contracts or make related payments or deliveries of natural uranium hexafluoride to TENEX; risks related to laws or other government measures that ban, delay or restrict (i) imports of Russian LEU into the United States, including but not limited to the “Prohibiting Russian Uranium Imports Act” enacted in May 2024 that bans imports of LEU from Russia into the U.S., effective August 11, 2024, subject to issuance of waivers by the DOE (“Import Ban Act”), (ii) transactions with Rosatom or its subsidiaries which include TENEX, or (iii) exports of Russian LEU from Russia to the United States or any entity that is a U.S. entity or that transacts with a U.S. entity (including but not limited to Russian Federal Decree No. 1544 that rescinded TENEX’s general license to export LEU to the United States or to entities registered in the United States through December 31, 2025) (“Russian Decree”); risks related to our potential inability to secure additional U.S. government waivers from the Import Ban Act in a timely manner or at all in order to allow us to continue importing Russian LEU under the TENEX Supply Contract or implementing the TENEX Supply Contract; risks related to TENEX’s refusal or its prohibition or inability to deliver, or timely deliver, LEU to us for any reason, including (i) U.S. or foreign government sanctions, bans, or decrees imposed on LEU from Russia or on TENEX, (ii) TENEX being unable, prohibited, or unwilling to receive payments, receive the return of natural uranium hexafluoride, or conduct other activities related to the TENEX Supply Contract, (iii) TENEX elects, or is directed (including by its owner or the Russian government), to limit, pause, or stop transactions with us or with the United States or other countries or (iv) TENEX is unable to secure specific export licenses from the Russian authorities as required by the Russian Decree for each shipment or secure them in a timely manner to ship Russian LEU to the United States, or such export licenses, once secured, are subsequently rescinded prior to shipment; risks related to laws, sanctions or other government measures that prohibit or restrict doing business with TENEX; risks related to disputes with third parties, including contractual counterparties, that could result if we do not receive timely deliveries of LEU under the TENEX Supply Contract and are unable to rely on contractual protections; risks related to our dependence on others, such as TENEX, under the TENEX Supply Contract, a subsidiary of Orano Cycle (“Orano”), under our long-term commercial supply agreement with Orano, and other suppliers (including, but not limited to, transporters, fabricators, or converters) who provide, or deliver, us the goods and services we need to conduct our business and any resulting negative impact on our liquidity; risks related to our ability to sell, transport or deliver the LEU we procure pursuant to our purchase obligations under our supply agreements and the impacts of sanctions or limitations on imports of such LEU, including those imposed under the 1992 Russian Suspension Agreement as amended, international trade legislation and other international trade restrictions including but not limited to the Import Ban Act and Russian Decree; risks related to the increasing quantities of LEU being imported into the United States from China and the impact on our ability to make future LEU or SWU sales or ability to finance any build out of our enrichment capacities; risks related to change in laws, tariffs or other government measures that would lift, lower or relax such laws, tariffs or government measures to allow the importation of LEU from Russia or other countries with restrictions; risks related to not being able to sell the Russian LEU we may be allowed to import in 2026 or 2027 for any reason, even if we secure waivers, including customers having filled their fuel needs for those years; risks related to whether or when government funding or demand for

HALEU or LEU for government or commercial uses will materialize and at what level; risks regarding funding for continuation and deployment of the American Centrifuge technology; risks related to (i) our ability to perform and absorb costs under our agreement with the DOE to deploy and operate a cascade of centrifuges to demonstrate production of HALEU for advanced reactors (the “HALEU Operation Contract”), (ii) our ability to obtain new contracts and funding to be able to continue operations and (iii) our ability to obtain and/or perform under other agreements; risks that (i) we may not obtain the full benefit of the HALEU Operation Contract and may not be able or allowed to operate the HALEU enrichment facility to produce HALEU after the completion of the HALEU Operation Contract or (ii) the output from the HALEU enrichment facility may not be available to us as a future source of supply; risks related to existing or new trade barriers and to contract terms that limit our ability to procure LEU for, or deliver LEU to, customers; risks related to pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; risks related to the movement and timing of customer orders; risks related to the fact that we face significant competition from major LEU producers who may be less cost sensitive or are wholly or partially government owned; risks that our ability to compete in foreign markets may be limited for various reasons, including policies that favor indigenous suppliers over foreign suppliers of goods and services; risks related to the fact that our revenue is largely dependent on our largest customers; risks related to our backlog, including uncertainty concerning customer actions under current contracts and in future contracting attributable to market conditions, global events or other factors, including our lack of current production capability; risks related to natural and other disasters, including the continued impact of the March 2011 earthquake and tsunami in Japan, on the nuclear industry and on our business, results of operations and prospects; risks related to financial difficulties experienced by customers or suppliers, including possible bankruptcies, insolvencies, or any other situation, event or occurrence that affect the ability of others to pay for our products or services in a timely manner or at all; risks related to pandemics, endemics, and other health crises; risks related to the impact and potential extended duration of a supply/demand imbalance in the market for LEU; risks related to DOE not issuing any task orders to any contract awardee under any of the HALEU Production Contract, LEU Production Contract, or HALEU Deconversion Contract or not issuing any task orders to the Company under any of those contracts; risks related to the Company not winning a task order under the HALEU Production Contract, LEU Production Contract and HALEU Deconversion Contract to expand the capacity of the American Centrifuge Plant; risks related to DOE not providing adequate share of the appropriated funding under any of the HALEU Production Contract, LEU Production Contract or HALEU Deconversion Contract; risks related to our inability to secure financing to expand our plant for LEU or HALEU or expand it to the level that would make it economical; risks related to the DOE not exercising options following the completion of Phase 2 of the HALEU Operation Contract or awarding a third party to continue the HALEU Operation Contract; risks related to our inability to increase capacity for HALEU or LEU in a timely manner to meet market demand or our contractual obligations; risks related to DOE not awarding any contracts to the Company in response to the Company’s future proposals; risks related to reliance on the only firm that has the necessary permits and capability to transport LEU from Russia to the United States and that firm’s ability to maintain those permits and capabilities or secure additional permits; risks related to a government shutdown or lack of funding that could result in program cancellations, disruptions and/or stop work orders and could limit the U.S. government’s ability to make timely payments, including under Executive Order 14158, and our ability to perform our U.S. government contracts and successfully compete for work including under the HALEU Operation Contract; risks related to changes to the U.S. government’s appropriated funding levels for HALEU Operation Contract due to the recent November 2024 elections or other reasons; risks related to uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks related to the potential for demobilization or termination of the HALEU Operation Contract; risks that we will not be able to timely complete the work that we are obligated to perform; risks related to the government’s inability to satisfy its obligations, including supplying government furnished equipment necessary for us to produce and deliver HALEU under the HALEU Operation Contract and processing security clearance applications resulting from a government shutdown or other reasons; risks related to our inability to obtain the government’s approval to extend the term of, or the scope of permitted activities under, our lease with the DOE in Piketon, Ohio; risks related to cybersecurity incidents that may impact our business operations; risks related to our inability to perform fixed-price and cost-share contracts such as the HALEU Operation Contract, including the risk that costs that we must bear could be higher than expected and the risk related to complying with stringent government contractual requirements; risks related to our inability to attract qualified employees necessary for the potential expansion of our operations in Oak Ridge, Tennessee or Piketon, Ohio; risks related to our long-term liabilities, including our defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to our 2.25% Convertible Senior Notes maturing in 2030; risks related to our 8.25% Notes maturing in February 2027; risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; risks related to the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; risks related to the Company’s capital concentration; risks related to the value of our intangible assets related to LEU segment’s backlog and customer relationships; risks related to decisions made by our Class B Common Stock stockholders regarding their investment in the Company, including decisions based upon factors that are unrelated to the Company’s performance; risks that a small number of holders of our Class A Common Stock (whose interests may not be aligned with other holders of our Class A Common Stock) may exert significant influence over the direction of the Company and may be motivated by interests that are not aligned with the Company’s other Class A stockholders; risks related to (i) the use of our net operating losses (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement, dated as of April 6, 2016 to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) our ability to generate taxable income to utilize all or a portion of the NOLs prior to the expiration thereof and NUBILs; risks related to failures or security, including cybersecurity, breaches of our information technology systems; risks related to our ability to attract and retain key personnel; risks that we will be unable to obtain new business opportunities or achieve market acceptance of our products and services or that products or services provided by others will render our products or services obsolete or noncompetitive; risks related to actions, including reviews or audits, that may be taken by the U.S. government, the Russian government, or other governments that could affect our ability to perform under our contractual obligations or the ability of our sources of supply to perform under their contractual obligations to us; risks related to our inability to perform and receive timely payment under our agreements with the DOE or other government agencies, including risks related to the ongoing funding by the government and potential audits; risks related to how aligned we may be, or perceived to be, with any political party, administration, or its policies based on our positions or our political action committee’s advocacy; risks related to changes or termination of our agreements with the U.S. government or other counterparties, or the exercise of contract remedies by such counterparties; risks related to the competitive environment for our products and services; risks related to changes in the nuclear energy industry; risks related to the competitive bidding process associated with obtaining contracts, including government contracts; risks related to potential strategic transactions that could be difficult to implement, that could disrupt our business or that could change our business profile significantly; risks related to the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks related to the impact of, or changes to, government regulation and policies or interpretation of laws or regulations, including by the U.S. Securities and Exchange Commission, the DOE, the U.S. Department of Commerce and the U.S. Nuclear Regulatory Commission; risks related to the recent U.S. federal government administration’s reliance on executive orders to implement regulatory policy and objectives, which could exacerbate regulatory unpredictability; risks of accidents during the transportation, handling, or processing of toxic hazardous or radioactive material that may pose a health risk to humans or animals, cause property or environmental damage, or result in precautionary evacuations, and lead to claims against the Company; risks associated with claims and litigation arising from past activities at sites we currently operate or past activities at sites that we no longer operate, including the Paducah, Kentucky, and Portsmouth, Ohio, gaseous diffusion plants; and other risks discussed in this news release and in our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this news release and in our filings with the SEC, including our Annual report on Form 10-K for the year ended December 31, 2024, and our filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

Contacts:

Media: Dan Leistikow at LeistikowD@centrusenergy.com
Investors: Neal Nagarajan at NagarajanNK@centrusenergy.com

CENTRUS ENERGY CORP.
ADJUSTED NET INCOME PER SHARE RECONCILIATION TABLE

The Company measures Net Income and Net Income per Share both on a GAAP basis and on an adjusted basis to exclude deemed dividends allocable to the warrant modification (“Adjusted Net Income” and “Adjusted Net Income per Share”). We believe Adjusted Net Income and Adjusted Net Income per Share, which are non-GAAP financial measures, provide investors with additional understanding of the Company’s financial performance as well as its strategic financial planning analysis and period-to-period comparability. These metrics are useful to investors because they reflect how management evaluates the Company’s ongoing operating performance from period-to-period after removing certain transactions and activities that affect comparability of the metrics and are not reflective of the Company’s core operations.

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	2022	2024	2023	2022
Numerator (in millions):
Net income	$53.7	$56.3	$21.3	$73.2	$84.4	$52.2
Less: Distributed earnings allocable to warrant modification	—	—	1.5	—	—	1.5
Net income allocable to common stockholders	$53.7	$56.3	$19.8	$73.2	$84.4	$50.7

Plus: Distributed earnings allocable to warrant modification	$—	$—	$1.5	$—	$—	$1.5
Adjusted net income, including distributed earnings allocable to warrant modification (Non-GAAP)	$53.7	$56.3	$21.3	$73.2	$84.4	$52.2

Denominator (in thousands):
Average common shares outstanding - basic	16,716	15,461	14,648	16,309	15,212	14,601
Average common shares outstanding - diluted	16,778	15,732	15,029	16,373	15,501	14,988

Net Income per Share (in dollars):
Basic	$3.21	$3.64	$1.35	$4.49	$5.55	$3.47
Diluted	$3.20	$3.58	$1.32	$4.47	$5.44	$3.38

Plus: Effect of distributed earnings allocable to warrant modification, per common share (in dollars):
Basic	$—	$—	$0.10	$—	$—	$0.11
Diluted	$—	$—	$0.10	$—	$—	$0.10

Adjusted Net Income per Share (Non-GAAP) (in dollars):
Basic	$3.21	$3.64	$1.45	$4.49	$5.55	$3.58
Diluted	$3.20	$3.58	$1.42	$4.47	$5.44	$3.48

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited; in millions, except share and per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2024	2023	2022	2024	2023	2022
Revenue:
Separative work units	$48.7	$60.8	$90.2	$246.8	$208.2	$196.2
Uranium	73.2	21.3	22.0	103.1	60.8	39.4
Technical solutions	29.7	21.5	14.0	92.1	51.2	58.2
Total revenue	151.6	103.6	126.2	442.0	320.2	293.8
Cost of Sales:
Separative work units and uranium	66.7	37.8	45.2	256.0	163.9	105.0
Technical solutions	23.1	16.0	32.6	74.5	44.2	70.9
Total cost of sales	89.8	53.8	77.8	330.5	208.1	175.9
Gross profit	61.8	49.8	48.4	111.5	112.1	117.9
Advanced technology costs	3.3	3.4	4.8	17.2	14.2	14.8
Selling, general and administrative	10.5	8.2	9.5	36.2	35.6	33.9
Amortization of intangible assets	2.6	2.1	2.8	9.8	6.3	9.0
Special charges for workforce reductions	0.3	3.5	—	0.3	3.6	0.5
Operating income	45.1	32.6	31.3	48.0	52.4	59.7
Nonoperating components of net periodic benefit expense (income)	0.7	(23.3)	4.5	(14.7)	(23.2)	(6.6)
Interest expense	1.9	0.4	0.4	2.7	1.3	0.5
Investment income	(5.1)	(2.3)	(1.2)	(12.9)	(8.7)	(2.0)
Other income, net	(0.2)	(0.5)	—	(0.1)	(1.5)	—
Income before income taxes	47.8	58.3	27.6	73.0	84.5	67.8
Income tax expense (benefit)	(5.9)	2.0	6.3	(0.2)	0.1	15.6
Net income and comprehensive income	53.7	56.3	21.3	73.2	84.4	52.2
Distributed earnings allocable to warrant modification	—	—	1.5	—	—	1.5
Net income allocable to common stockholders	$53.7	$56.3	$19.8	$73.2	$84.4	$50.7

Net income per share:
Basic	$3.21	$3.64	$1.35	$4.49	$5.55	$3.47
Diluted	$3.20	$3.58	$1.32	$4.47	$5.44	$3.38
Average number of common shares outstanding (in thousands):
Basic	16,716	15,461	14,648	16,309	15,212	14,601
Diluted	16,778	15,732	15,029	16,373	15,501	14,988

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2024	2023	2022
OPERATING
Net income	$73.2	$84.4	$52.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10.8	7.1	9.6
Accrued loss on long-term contract	—	(20.0)	19.5
Deferred tax assets	(0.7)	(1.6)	14.7
Retirement benefit plans (gains) losses, net	(17.3)	(24.6)	7.8
Revaluation of inventory borrowing	2.1	7.4	8.0
Equity-related compensation	1.5	2.3	1.9
Other reconciling adjustments, net	0.1	(1.6)	—
Changes in operating assets and liabilities:
Accounts receivable	(30.5)	(11.3)	(9.0)
Inventories	101.0	(83.8)	(88.5)
Inventories owed to customers and suppliers	(68.1)	23.5	52.4
Other current assets	2.4	14.9	(15.6)
Payables under inventory purchase agreements	(12.4)	(1.7)	5.7
Deferred revenue and advances from customers, net of deferred costs	(15.1)	12.1	(22.5)
Accounts payable and other liabilities	(1.4)	8.5	2.6
Pension and postretirement liabilities	(8.3)	(5.7)	(18.1)
Other changes, net	(0.3)	(0.8)	(0.1)
Cash provided by operating activities	37.0	9.1	20.6

INVESTING
Capital expenditures	(4.1)	(1.6)	(0.7)
Cash used in investing activities	(4.1)	(1.6)	(0.7)

FINANCING
Proceeds from the issuance of common stock, net	54.7	23.2	3.6
Proceeds from the issuance of 2.25% Convertible Senior Notes, net	388.7	—	—
Payment of interest classified as debt	(6.1)	(6.1)	(6.1)
Exercise of stock options	0.4	—	0.4
Common stock withheld for tax obligations under stock-based compensation plan	(0.6)	(3.0)	(1.9)
Other	—	(0.2)	(0.3)
Cash provided by (used in) financing activities	437.1	13.9	(4.3)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.2	—	—

Increase in cash, cash equivalents and restricted cash	470.2	21.4	15.6
Cash, cash equivalents and restricted cash, beginning of period	233.8	212.4	196.8
Cash, cash equivalents and restricted cash, end of period	$704.0	$233.8	$212.4

	Year Ended December 31,
	2024	2023	2022
Supplemental cash flow information:
Cash paid for income taxes	$0.7	$—	$—

Non-cash activities:
Property, plant and equipment included in accounts payable and accrued liabilities	$0.2	$0.9	$0.2
Equity transaction costs included in accounts payable and accrued liabilities	$—	$—	$0.2
Adjustment to right to use lease assets from lease modification	$—	$(4.2)	$6.6
Reclassification of equity compensation liability to equity	$—	$—	$10.6
Distributed earnings allocable to warrant modification	$—	$—	$1.5

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
Unaudited; in millions, except share and per share data)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$671.4	$201.2
Accounts receivable	80.0	49.4
Inventories	161.6	306.4
Deferred costs associated with deferred revenue	63.9	117.6
Other current assets	38.3	10.8
Total current assets	1,015.2	685.4
Property, plant and equipment, net	9.4	7.0
Deposits for financial assurance	2.6	32.4
Intangible assets, net	29.6	39.4
Deferred tax assets, net	29.3	28.5
Other long-term assets	7.3	3.5
Total assets	$1,093.4	$796.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$38.8	$41.9
Payables under inventory purchase agreements	29.5	41.9
Inventories owed to customers and suppliers	16.2	84.3
Deferred revenue and advances from customers	216.4	282.6
Short-term inventory loans	39.8	14.3
Current debt	6.1	6.1
Total current liabilities	346.8	471.1
Long-term debt	472.5	89.6
Postretirement health and life benefit obligations	74.6	81.2
Pension benefit liabilities	4.0	17.3
Advances from customers	—	32.8
Long-term inventory loans	26.2	63.1
Other long-term liabilities	7.9	8.8
Total liabilities	932.0	763.9

Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, none issued	—	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 16,045,916 and 14,956,434 shares issued and outstanding as of December 31, 2024 and 2023, respectively	1.6	1.5
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 shares issued and outstanding as of December 31, 2024 and 2023	0.1	0.1
Excess of capital over par value	236.5	180.5
Accumulated deficit	(76.3)	(149.5)
Accumulated other comprehensive loss	(0.5)	(0.3)
Total stockholders’ equity	161.4	32.3
Total liabilities and stockholders’ equity	$1,093.4	$796.2